                           --SCHEDULE 14A TEMPLATE--
===============================================================================


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      COLORADO BUSINESS BANKSHARES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

           [LOGO OF COLORADO BUSINESS BANKSHARES, INC. APPEARS HERE]

                                                      April 19, 1999

Dear Fellow Shareholder:

  This year's Annual Meeting of Shareholders of Colorado Business Bankshares, Inc., a Colorado corporation (the "Company"), will be held at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202 on May 19, 1999 at 8:00 a.m., M.D.T. You are cordially invited to attend. The matters to be considered at the meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Shareholders. The Company's Board of Directors recommends that you vote: (i) FOR the election of management's three nominees to serve as class I directors of the Company, (ii) FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, and (iii) AGAINST a proposal by a shareholder of the Company to eliminate the classes of the Board and to have all directors elected for one-year terms ending at the next Annual Meeting of Shareholders.

  To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should sign, date and return the enclosed proxy as soon as possible. Your vote is important.

  At the Annual Meeting, I will review the Company's activities during the past year and its plans for the future. Shareholders will be given the opportunity to address questions to the Company's management. I hope you will be able to join us.

                                          Sincerely,


                                          /s/ Steven Bangert
                                          Steven Bangert
                                          Chairman of the Board and Chief
                                           Executive Officer

                      COLORADO BUSINESS BANKSHARES, INC.
                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                           to be held on May 19, 1999

TO THE SHAREHOLDERS OF COLORADO BUSINESS BANKSHARES, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of Colorado Business Bankshares, Inc., a Colorado corporation (the "Company"), will be held at 8:00 a.m., M.D.T., on May 19, 1999, at the Denver Marriott City Center, 1701California Street, Denver, Colorado, for the following purposes:

  1. To elect three class I directors to hold office for a three-year term expiring on the Annual Meeting of Shareholders occurring in 2002 or until the election and qualification of their respective successors.

  2. The ratification of the selection of Deloitte & Touche, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

  3. To consider a proposal by a shareholder of the Company to recommend that the Board of Directors take action to eliminate the classes of the Board of Directors and to have all directors elected for one-year terms.

  4.  To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on April 13, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Only shareholders of record as of the close of business on such date are entitled to notice of and to vote at the meeting.

  We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.


                         By Order of the Board of Directors,





                         Richard J. Dalton
                         Executive Vice President,
                         Chief Financial Officer
                         and  Secretary

Dated:  April 19, 1999


     SHAREHOLDERS UNABLE TO ATTEND THIS MEETING ARE URGED TO DATE AND SIGN

         THE ENCLOSED PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE.

                       COLORADO BUSINESS BANKSHARES, INC.

                                PROXY STATEMENT

                                      For
                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 19, 1999


  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Colorado Business Bankshares, Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on May 19, 1999, at 8:00 a.m., M.D.T., at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202, and at any adjournment thereof. A shareholder giving the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or of a duly executed proxy or ballot bearing a later date. Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy. If no direction is made, the shares represented by the proxy will be voted as recommended by the Board of Directors. This Proxy Statement and the accompanying form of proxy are being transmitted or delivered to holders of the Company's common stock ("Common Stock") beginning on or before April 13, 1999, together with the Company's 1998 Annual Report to Shareholders.

  Only shareholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. As of such date, there were 6,463,481 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director or the ratification of the Company's independent accountants) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting and as not voted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. The Company's by-laws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy, shall constitute a quorum.

  All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

  The Company's principal executive offices are located at 821 17th Street, Denver, Colorado 80202.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is comprised of eight members. The Board of Directors is divided into three classes and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

     The term of the class I directors expires at the Annual Meeting to be held May 19, 1999, and three class I directors will be elected at the Annual Meeting, each to hold office until the Annual Meeting to be held in the year 2002 or until his or her successor is elected and qualified, or until his or her earlier death, resignation or retirement. Jonathan C. Lorenz, Mark S. Kipnis and Virginia K. Berkeley are the incumbent class I directors, and each of them is being nominated for re-election at the Annual Meeting. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Lorenz and Kipnis and Ms. Berkeley unless otherwise directed. Each of Messrs. Lorenz and Kipnis and Ms. Berkeley has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion. The terms of the incumbent class II and class III directors expire at the 2000 and 2001 Annual Meetings, respectively.

     The Board of Directors recommends a vote FOR the election of Messrs. Lorenz and Kipnis and Ms. Berkeley. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required for the election of Messrs. Lorenz and Kipnis and Ms. Berkeley.

     Information regarding the directors of the Company is set forth below:

                                               Expiration
Name                            Age             of Term
----                            ---            ----------
Jonathan C. Lorenz (3)          47               1999
Mark S. Kipnis (2)              51               1999
Virginia K. Berkeley            46               1999
Steven Bangert (3)              42               2000
Noel N. Rothman (1)             69               2000
Timothy J. Travis (1)           54               2000
Howard R. Ross (1) (2) (3)      72               2001
Michael B. Burgamy (2)          53               2001
_______________________


(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3) Member of the Executive Committee of the Board of Directors.


                      NOMINEES FOR TERMS EXPIRING IN 2002

  Jonathan C. Lorenz has served as President and Vice Chairman of the Board of Directors of the Company since March 1995. He also serves as Vice Chairman of the Board and Chief Executive Officer of Colorado Business Bank, N.A., a wholly-owned subsidiary of the Company (the "Bank"). From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company.
Mr. Lorenz was employed by Colorado National Bank ("CNB") in various capacities from September 1976 to June 1993. Mr. Lorenz' last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.

  Mark S. Kipnis has served as a director of the Company since September 1994. Since January 1998, he has also served as Vice President, Secretary and Corporate Counsel for Hollinger International Inc., a newspaper publishing company that is publicly traded on the New York Stock Exchange. From January 1979 to December 1997, Mr. Kipnis was a partner of the Chicago-based law firm of Holleb & Coff. He holds a B.S. degree in accounting from the University of Illinois and a J.D. degree from Northwestern University School of Law.


  Virginia K. Berkeley has served as President of Colorado Business Bank -- Denver since May 1995 and as a director of the Company since October 1995. Ms. Berkeley served as Senior Vice President and Manager of Business Banking of Bank One, Denver from January 1994 to May 1995. From December 1986 to January 1994, Ms. Berkeley held several positions with CNB, including President of CNB -- Tech Center and CNB -- Northeast. She holds a B.S. degree in economics from Purdue University and an M.B.A. from the University of Oklahoma.


                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000


  Steven Bangert has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1994. He also serves as Chairman of the Board of the Bank and a director of Colorado Business Leasing ("CBL"). From August 1992 to January 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. ("Western Capital"), formerly the bank holding company for River Valley Bank -- Texas, located in McAllen, Texas. From March 1992 to July 1996, Mr. Bangert also served as Chairman of the Board of River Valley Bank -- Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and Chief Executive Officer of River Valley Savings Bank -- Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1996, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska -- Lincoln.

  Noel N. Rothman has served as a director of the Company since September 1994. Mr. Rothman is a private investor and has served as President of Namtor, Inc. ("Namtor"), a closely held business services company in which he is a principal shareholder, since September 1985. Mr. Rothman attended Wayne University.

  Timothy J. Travis has served as a director of the Company since May 1998. Since November 1981, Mr. Travis has been the President and Chief Executive Officer of Eaton Metal Products Company, with which he has been employed since 1963.


                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001


  Howard R. Ross has served as a director of the Company since September 1994. Mr. Ross is a private investor and has served as President of H.R. Financial, Inc., a closely held investment company in which he is the principal shareholder, since May 1994. From August 1992 to January 1999, he served as a director of Western Capital, and, from August 1992 to July 1995, he served as Vice Chairman of the Board of River Valley Bank -- Texas. He holds a B.S. degree in mechanical engineering from the Illinois Institute of Technology.

  Michael B. Burgamy has served as a director of the Company since May 1998. From 1991 to present, Mr. Burgamy has served as the president of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.

           Meetings of the Board of Directors and Certain Committees


     During the fiscal year ended December 31, 1998, the Board of Directors held four meetings. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and meetings of the committees on which they served. The Board of Directors and its committees also act from time to time by unanimous written consent in lieu of meetings. During the fiscal year ended December 31, 1998, the Board of Directors conducted one meeting by unanimous written consent. The committees of the Board of Directors did not act by written consent during such period.

     The Board of Directors of the Company has standing Audit, Compensation and Executive Committees, each of which have the current membership as indicated in the director table on page two hereof. The Board of Directors has no standing nominating committee.

     The Audit Committee aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent accountants prior to the presentation of financial statements to shareholders, initiates, as appropriate, inquiries into aspects of the Company's financial affairs and performs such other functions as the Board of Directors may direct. During fiscal 1998, the audit committee held one meeting.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees, administers the Company's 1995, 1997 and 1998 Stock Incentive Plans (the "Stock Incentive Plans") and performs such other functions as the Board of Directors may direct. During fiscal 1998, the Compensation Committee held one meeting.

     The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors. During fiscal 1998, the Executive Committee did not meet.


                               EXECUTIVE OFFICERS


Name                     Age     Position
----                     ---     --------
Steven Bangert           42     Chairman of the Board and Chief Executive Officer
Jonathan C. Lorenz       47     Vice Chairman of the Board and President
Richard J. Dalton        42     Executive Vice President and Chief Financial Officer
Lyne B. Andrich          32     Vice President and Controller

See the biographical information on Messrs. Bangert and Lorenz under "Election of Directors."


     Richard J. Dalton has served as the Executive Vice President and Chief Financial Officer of the Company since January 1997. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1996, Mr. Dalton served as the President and Chief Executive Officer of River Valley Bank -- Texas. He holds a B.S. degree in business administration from the University of Southern Colorado and an M.B.A. from the University of Colorado.

     Lyne B. Andrich has served as Vice President and Controller of the Company since May 1997. From November 1995 to May 1997, Ms. Andrich was a line of business reporting manager for Key Bank. From June 1989 to November 1995, Ms. Andrich served as an accounting manager and internal auditor for Bank One, Colorado, N.A. She holds a B.S. degree in accounting from the University of Florida.

                                 KEY EMPLOYEES


Information regarding certain key employees of the Company is set forth below:


Name                        Age    Position
----                        ---    --------
Virginia K. Berkeley         46     President of Colorado Business Bank  Denver and Director
Darrell J. Schulte           44     President of Colorado Business Bank  Littleton
Charles E. Holmes            42     President of Colorado Business Bank  Boulder
Andrew L. Bacon              43     President of Colorado Business Bank  West
Kevin G. Quinn               38     President of Colorado Business Bank  DTC
K. Denise Albrecht           46     President of Community Trust Division
Richard M. Hall, Jr.         52     President of Colorado Business Leasing, Inc.


See the biographical information on Ms. Berkeley under "Election of Directors."

     Darrell J. Schulte has served as President of Colorado Business Bank -- Littleton since May 1985. Mr. Schulte has been employed in the banking industry for 21 years. He holds a B.S. degree in finance from Colorado State University.

     Charles E. Holmes has served as President of Colorado Business Bank -- Boulder since June 1995. Mr. Holmes has been employed in the banking industry for 17 years. Mr. Holmes served as Vice President and Manager of Commercial Lending at Bank One -- Boulder from June 1992 to June 1995, where he was responsible for a $300 million loan portfolio. He holds a B.S. degree in business administration from Oklahoma State University.

     Andrew L. Bacon has served as President of Colorado Business Bank -- West since November 1997. From March 1997 to September 1997, Mr. Bacon served as Senior Vice President of UMB Bank. From June 1988 to December 1996, Mr. Bacon served as Senior Vice President in charge of the Commercial Banking Division at Norwest Bank -- Golden. He holds a B.S. degree in business administration from Colorado State University.

     Kevin G. Quinn has served as President of Colorado Business Bank DTC since September 1998. Prior to joining the Company, Mr. Quinn had been employed by Norwest Bank of Colorado since June 1988. From June 1996 to May 1998, Mr. Quinn was a Senior Vice President of Norwest, responsible for a private banking department with assets in excess of $295 million. From October 1991 to June 1996, Mr. Quinn was a Vice President and the Bank Manager of a Norwest Bank location in downtown Denver with assets of approximately $75 million. Mr. Quinn holds a Business Administration degree in general business from the University of Northern Colorado and a graduate degree in banking from the Stonier Graduate School of Banking of the University of Delaware.

     K. Denise Albrecht has served as the President of Community Trust Division of the Company since October 1997. From May 1993 to October 1997, Ms. Albrecht served as Senior Vice President and Denver Market Manager of the Trust Department of Bank One, Colorado, N.A. Ms. Albrecht was employed, in several capacities, with CNB from December 1988 to May 1993. From January 1993 to May 1993, Ms. Albrecht served as President of Colorado Capital Advisors, a subsidiary of CNB, and, from September 1988 to January 1993, she served as Vice President and Institutional Services Division Manager for CNB. She holds a B.S. degree in business administration and an M.B.A. from Northern Michigan University.

     Richard M. Hall, Jr. has served as President of CBL, the Company's equipment leasing subsidiary, since January 1996 and has been employed in the banking and financial services industry for 28 years. Prior to leading the formation of CBL, Mr. Hall served as President of Evergreen Lifetime Income, Inc., a development stage company in the reverse mortgage industry that was formed in March 1995. From April 1989 to February 1995, Mr. Hall was employed by CNB, where he served as a commercial banking division manager and as President of Colorado National Leasing, Inc., a subsidiary of CNB. He holds B.S. and M.S. degrees in business administration from Wichita State University and a graduate degree in banking from the Southwestern Graduate School of Banking at Southern Methodist University.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and holders of 10% or more of the Company's Common Stock, each of Messrs. Lorenz, Kipnis, Bangert, Rothman, Travis, Ross, Dalton, Schulte, Holmes, Bacon, Quinn and Burgamy, Ms. Berkeley, Ms. Albrecht and Ms. Andrich inadvertently filed their respective Form 3 with the SEC five days late.

     The Company is not aware of any other late report filed with the SEC or any transaction that was not reported on a timely basis that was required to be so reported. The Company believes that its executive officers, directors and 10% beneficial owners complied with all other applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for fiscal years 1997 and 1998 awarded to or earned by (i) the individual who served as the Company's Chief Executive Officer ("CEO") in fiscal year 1998; and (ii) the Company's four most highly compensated executive officers, other than the CEO (collectively, with the CEO, the "Named Executive Officers"), who were serving as executive officers for fiscal year 1998:


                           Summary Compensation Table


                                                                          Annual                  Long Term
                                                                       Compensation              Compensation
                                                               -----------------------------  ------------------
                                                      Fiscal        Salary           Bonus        Options
Name and Principal Position                            Year         ($) (1)         ($) (2)         (#)
--------------------------------------------------     ----         -------          ------         --
Steven Bangert.....................................      1998       149,725          37,700                   0

 Chairman and CEO..................................      1997       125,000               0                   0

Jonathan C. Lorenz.................................      1998       150,800          37,700                   0

 Vice Chairman and President.......................      1997       145,000          39,000                   0

Virginia K. Berkeley...............................      1998       110,240          21,200                   0

 President  Colorado Business Bank  Denver.........      1997       106,000          25,000                   0

Richard M. Hall, Jr................................      1998       100,700           8,526                   0

 President  Colorado Business Leasing, Inc. .......      1997        99,837          26,236                   0

Richard J. Dalton..................................      1998        99,167          10,000                   0

 Executive Vice President and CFO..................      1997        45,000               0              16,500

(1) Actual salary paid in each respective fiscal year.
(2) Actual bonus paid in each respective fiscal year.

  The following table summarizes, on an aggregate basis, each exercise of stock options during 1998 fiscal year by each of the named Executive Officers and the 1998 fiscal year-end value of their unexercised options.

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values



                                                      Number of securities           Value of unexercised
                                                     underlying unexercised       in-the-money options at
                                                      options at FY-end (#)               FY-end ($)
                          Shares        Value        ---------------------        -------------------------
                       Acquired on    Realized
Name                   Exercise (#)    ($) (1)    Exercisable    Unexercisable   Exercisable    Unexercisable
---------------------  ------------   --------    ------------  ---------------  ------------  ---------------
Steven Bangert.......        28,275      $58,755             0                0             0                0
Jonathan C. Lorenz...        37,700      $78,340        28,629            9,542      $750,647          $83,540
Virginia K. Berkeley              0            0        18,851            9,424      $160,045          $77,513
Richard M. Hall, Jr..             0            0             0                0             0                0
Richard J. Dalton....             0            0         4,125           12,369      $ 28,466          $85,355
---------------------

(1) Value based on the difference between $4.20 (the estimated share value at 2/24/98) and the option exercise price, multiplied by the number of shares of Common Stock subject to exercise.

                           Compensation of Directors

  Each director who is not an employee of the Company is paid a director's fee of $1,000 for each meeting of the Board of Directors, or any committee thereof, attended by such director. Directors of the Company who also serve as officers do not receive additional compensation for their services as directors or committee members. All directors are reimbursed for expenses incurred in attending board and committee meetings.

                             Employment Agreements

  The Company has entered into employment agreements with each of Jonathan C. Lorenz, Virginia K. Berkeley, Richard M. Hall, Jr. and Richard J. Dalton. Each such agreement is terminable at will by the Company or the employee and provides for annual salary, the use of a Company automobile, expenses related to membership at a country, health or social club and eligibility for a bonus and stock option grants. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank. In the event that the Company terminates the employment agreement for reasons other than "for cause," or the Company constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, the Company is required to pay the employee one full year of salary (including bonus) and maintain all other benefits for one full year after termination. Moreover, each such employment agreement requires the Company to make a lump sum payment to such employee in an amount equal to a multiple of such employee's annual compensation in the event that their employment is terminated within two years of the occurrence of certain types of changes of control of the Company or the Bank. As of March 15, 1999, the estimated payments that would be due to Mr. Lorenz, Ms. Berkeley, Mr. Hall and Mr. Dalton upon a termination of employment after such a change in control were $779,000, $408,000, $101,000 and $325,000, respectively.

                            PRINCIPAL  SHAREHOLDERS

     The following table sets forth, as of April 13, 1999, certain information regarding beneficial ownership of the Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all of the Company's directors, executive officers and key employees as a group. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.



                                                                           Beneficial Ownership
                                                                    ----------------------------------
                                                                      Number of shares     Percent of
Name of Beneficial Owner (1)                                         beneficially owned       Class
----------------------------                                        ---------------------   ----------
Steven Bangert(2).................................................              1,092,492       16.35%
Jonathan C. Lorenz(3).............................................                156,542        2.33
Virginia K. Berkeley(4)...........................................                 39,838           *
Richard M. Hall, Jr...............................................                      0           *
Richard J. Dalton(5)..............................................                 82,169        1.23
Mark S. Kipnis....................................................                 32,703           *
Noel N. Rothman...................................................                725,294       10.87
Howard R. Ross(6).................................................              1,022,147       15.32
Michael B. Burgamy(7).............................................                 21,600           *
Timothy J. Travis.................................................                 35,275           *
All directors, executive officers and key employees as a group
(16 persons) (8)..................................................              3,239,777       47.64
------------------------------------------------------------------

(*)  Denotes less than 1%.

(1) Unless otherwise indicated, the address of each of the above-named shareholders is c/o Colorado Business Bankshares, Inc., 821 Seventeenth Street, Denver, Colorado 80202.

(2) Includes 4,927 shares held jointly by Mr. Bangert and his wife, 106,030 shares held by Mr. Bangert's minor children, 57,200 shares held by Hawthorne Colorado, Inc., an entity of which Mr. Bangert is a director and 50% shareholder, and 7,183 shares which may be issued upon the exercise of options exercisable within 60 days after March 15, 1999.

(3) Includes 40,471 shares which may be issued upon the exercise of options exercisable within 60 days after March 15, 1999.

(4) Includes 25,919 shares which may be issued upon the exercise of options exercisable within 60 days after March 15, 1999.

(5) Includes 9,481 shares which may be issued upon the exercise of options exercisable within 60 days after March 15, 1999.

(6) Includes 29,975 shares held by Mr. Ross' wife and 57,200 shares held by Hawthorne Colorado, Inc., an entity of which Mr. Ross is a director and 50% shareholder. Does not include 36,588 shares held by Mr. Ross' adult daughter and his grandchildren.

(7) Does not include 56,550 shares held by certain trusts for the benefit of Mr. Burgamy's minor children, for which Mr. Burgamy's father acts as trustee.

(8) Includes 127,535 shares which may be issued upon the exercise of options exercisable within 60 days after March 15, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The executive officers, key employees, directors and principal shareholders of the Company, members of their immediate families and businesses in which they hold controlling interests are customers of the Company, and it is anticipated that such parties will continue to be customers of the Company in the future. All outstanding loans and extensions of credit by the Company to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and, in the Company's opinion, do not involve more than the normal risk of collectibility or contain other unfavorable features. At December 31, 1998, the aggregate balance of the Company's loans and advances under existing lines of credit to these parties was approximately $2.9 million, or 1.3% of the Company's total loans and leases.

   From time to time, Hawthorne Colorado, Inc. ("Hawthorne"), an entity controlled by Messrs. Bangert and Ross, purchases participations in loans originated by the Company that the Company does not fund fully because of its legal lending limit or in order to manage portfolio concentration. During 1998, Hawthorne participated in 19 real estate loans, with an aggregate participation commitment of $14.6 million, of which six loans, with an aggregate balance of $4.0 million, were outstanding as of December 31, 1998. The Company believes that the terms of such participations were commensurate with terms that would be negotiated in similar transactions between unrelated third parties. Hawthorne receives interest on the portion of such loans funded by it at the same rate as the Bank does on the portion that it funds. In addition, Hawthorne receives a share of origination fees for such loans.

   The Company leases 28,307 square feet of its downtown Denver facility from Kesef, LLC ("Kesef"), an entity in which Evan Makovsky (director of the Bank) owns 20% and Jack Stern (director of the Bank) and Messrs. Bangert, Lorenz, Ross and Rothman (through Namtor-Denver Property LLC) each own a 16% interest, for approximately $33,225 per month. Kesef purchased the building from its previous owners in January 1998. The initial term of this lease is ten years after the landlord delivers all of the 8th and 9th floors to the Company in the condition required by the lease, with an option to renew for an additional ten-year term at then-current market rates. It is anticipated that the 8th and 9th floors will be delivered to the Company in May of 1999.

    In July 1997, the Bank committed to purchase up to $500,000 of limited partnership interests in Prairie Capital Mezzanine Fund, L.P. ("Prairie Capital"), an investment fund, having $24 million in total capital commitments, that makes subordinated debt and preferred stock investments in a wide variety of small businesses throughout the United States. Prairie Capital is licensed as a Small Business Investment Company (an "SBIC"). The Company intends to refer companies in its market area requiring this type of investment capital to Prairie Capital. As of December 31, 1998, the Bank's aggregate investment in Prairie Capital was $142,500, and the Bank was subject to additional capital calls pursuant to which it may be required to invest additional capital of $357,500 in the Prairie Capital. Messrs. Bangert and Ross, Mr. Ross' wife and Namtor, an entity controlled by Mr. Rothman, have made individual capital commitments to Prairie Capital in amounts of $2 million, $2 million, $50,000 and $1.5 million, respectively, and own interests in Prairie Capital proportionate to their capital commitments. Messrs. Bangert and Ross act as consultants to Prairie Capital. Their services consist primarily of assisting in the identification and review of investments to be made by Prairie Capital. From July 1997 to September 1998, Messrs. Bangert and Ross each received $80,000 in consulting fees from Prairie Capital, $40,000 of which was received by each of them in the 1998 fiscal year. In addition, Messrs. Bangert and Ross are members of the advisory board of Prairie Capital. The general partner of Prairie Capital has agreed to make certain payments to the Bank, Messrs. Bangert and Ross, Mrs. Ross and Namtor (pro rata, in proportion to their respective investments in Prairie Capital) following the liquidation of Prairie Capital in the event that they do not realize an internal rate of return of at least 25% on their respective investments.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

       In July 1997, the Company's Board of Directors replaced Baird, Kurtz & Dobson with Deloitte & Touche LLP as the Company's independent public accountants. The report of Baird, Kurtz & Dobson on the Company's financial statements as of and for the year ended December 31, 1996 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Baird, Kurtz & Dobson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change of independent public accountants or with respect to the Company's financial statements as of and for the year ended December 31, 1996. Prior to retaining Deloitte & Touche LLP, the Company had not consulted with it regarding accounting principles.

       The Board of Directors has appointed Deloitte & Touche LLP as the Company's independent accountants for the year ending December 31, 1999. Deloitte & Touche LLP has no relationship with the Company other than that arising from its engagement as independent accountants. Representatives of Deloitte & Touche LLP will be present at the 1998 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

       The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the year ending December 31, 1999. The affirmative vote of a majority of the outstanding shares of Common Stock represented at the Annual Meeting is required to ratify the appointment.



                              SHAREHOLDER PROPOSAL

       The Company has received a proposal from a shareholder of the Company for inclusion in the Proxy Statement and the form of proxy. Any shareholder who intends to present a proposal at the next Annual Meeting and who wishes to have the proposal included in the Company's proxy statement for that meeting, must deliver the proposal to the Corporate Secretary at the Company's principal executive offices, 821 17th Street, Denver, Colorado 80202, not later than December 12, 1999. In addition, all proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

       Mr. Gerald R. Armstrong, whose address is 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, and who is the beneficial owner of 1,500 shares of Common Stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

                                   RESOLUTION

"That the shareholders of COLORADO BUSINESS BANKSHARES, INC., assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections shall also be on an annual basis."

                                   STATEMENT

"Shareholders of EQUITABLE BANKSHARES OF COLORADO, INC., the predecessor of COLORADO BUSINESS BANKSHARES, INC., elected all of their directors annually. Only a name change seems to have changed shareholders' voting rights."

"It is significant that the shareholders of Chase Manhattan received one year terms for their directors upon the merger with Chemical Bank."

"Recently, Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises, Westinghouse, and other corporations have replaced three year terms with the annual election of all directors."
                                                      ---

"Occidental Petroleum Corporation stated in its 1997 proxy statement in support of replacing three year terms with one year terms for its directors:

"the current Board of Directors . . . does recognize that under current views of corporate governance a classified board is believed to offer less protection against unfriendly takeover attempt than previously assumed while frustrating stockholders in their exercise of oversight of the board. The Board of Directors believes that the best interests of the stockholders are not currently served by maintaining a classified board . . . .'"

"These actions have increased shareholder voting rights by 300%--and, at no cost
 --------------------------------------------------------------
to the shareholders."

"The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors."

"In view of the fact that many of our directors do not have an established record for managing a bank or bank holding company, shareholders should welcome the opportunity for full accountability by being able to reject one or all nominees on an annual basis rather than attempting a long-term struggle of unseating "entrenched" directors who may not be acting in the best interests of all shareholders."

"If you agree, please vote FOR this proposal. If your proxy card is unmarked, your shares will be automatically voted "against" this proposal."

                                COMPANY RESPONSE

       Your Board of Directors recommends a vote AGAINST this proposal.

       When the Company effected its initial public offering of its shares of Common Stock last year, it was determined that it was appropriate and in the best interests of the Company's shareholders to have a classified board. The Company operates in a highly competitive industry in which there is significant merger and acquisition activity. In addition, there has been considerable market volatility during the past fiscal year. The Board of Directors continues to believe that a classified board remains, at this time, an appropriate measure to reduce the ability of a third party to effect a sudden, unsolicited bid for control or other unanticipated action which the Board of Directors determines is not in the best interests of shareholders. In addition, the staggered board system may place the Company in a better position to negotiate with the unsolicited bidder to obtain a transaction or purchase price on more favorable terms for shareholders. It may also afford the Board of Directors more time to consider alternatives when confronted by an unsolicited initiative to obtain control of the Company. The additional time for deliberations may ultimately provide greater opportunities to optimize value for the Company's shareholders.

       The Board of Directors believes that directors who are elected to three-year terms are just as accountable to shareholders as directors who are elected on an annual basis. Directors have fiduciary duties that do not depend on how frequently they stand for election.

       Approval of this proposal would require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. However, because this proposal is only a request, approval of the proposal would not automatically repeal the classified board. Eliminating the classified board would require further action by the Board of Directors and a subsequent shareholder vote.

       The Board of Directors recommends a vote AGAINST the adoption of this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

       The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

       Whether or not you plan to attend the Annual Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed return envelope.



                                    By Order of the Board of Directors,



                                    Richard J. Dalton
                                    Executive Vice President,
                                    Chief Financial Officer
                                    and Secretary

Dated:  April 19, 1999

                                     PROXY
                       COLORADO BUSINESS BANKSHARES, INC.
                                821 17th Street
                             Denver, Colorado 80202
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 19, 1999, hereby appoints Steven Bangert and Jonathan C. Lorenz proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Colorado Business Bankshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Colorado Business Bankshares, Inc. to be held on May 19, 1999 at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202 at 8:00 a.m., M.D.T., and any adjournment thereof. Matters 1 and 2 set forth below have been proposed by the Company and matter 3 has been proposed by a shareholder of the Company.


  1. ELECTION OF CLASS I DIRECTORS

     [_]  FOR Jonathan C. Lorenz    [_]  WITHHOLD AUTHORITY to vote for Jonathan C. Lorenz

     [_]  FOR Mark S. Kipnis        [_]  WITHHOLD AUTHORITY to vote for Mark S. Kipnis

     [_]  FOR Virginia K. Berkeley  [_]  WITHHOLD AUTHORITY to vote for Virginia K. Berkeley

  2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

     [_] FOR the ratification of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

     [_] WITHHOLD AUTHORITY to vote for the ratification of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

3. RECOMMENDATION TO THE BOARD OF DIRECTORS TO TAKE ACTION TO ELIMINATE THE CLASSES OF THE BOARD OF DIRECTORS AND TO HAVE ALL DIRECTORS ELECTED TO ONE-YEAR TERMS.

     [_]  FOR      [_]  AGAINST     [_]  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 ABOVE AND AGAINST ITEM 3 ABOVE.

    PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.


                                  Date: ______________________________, 1999


                                  _______________________________________
                                                   Signature


                                  Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the left. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.